Exhibit 99

FOR IMMEDIATE RELEASE DATE: July 22, 2008

CONTACT:	Brian L. Vance President and Chief Executive Officer (360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES SECOND QUARTER 2008 EARNINGS

2ND QUARTER HIGHLIGHTS

•	Net interest margin increased to 4.56% for the quarter ended June 30, 2008 from 4.50% for the prior year quarter ended June 30, 2007 and from 4.44% for the linked-quarter ended March 31, 2008

•	Non-interest income for the six months ended June 30, 2008 increased 6.1% from the prior year

•	Total deposits increased 3.2% (6.4% annualized) for the first six months of 2008

•	Net-charge offs continue at low levels with only $200,000 incurred in the first six months of 2008

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported net income for the second quarter ended June 30, 2008 of $1,804,000 compared with $2,627,000 for the quarter ended June 30, 2007. Diluted earnings per share for the quarter ended June 30, 2008 were $0.27 compared to $0.39 for the quarter ended June 30, 2007.

Net income for the six months ended June 30, 2008 was $4,464,000 compared to $5,000,000 for the six months ended June 30, 2007. Diluted earnings per share for the six months ended June 30, 2008 were $0.67 compared with $0.75 per diluted share for the six months ended June 30, 2007.

In the quarter ended June 30, 2008, the Company recorded a $1.11 million ($723,000 net of tax) impairment charge of its $9.62 million investment in the AMF Ultra Short Mortgage Fund. Excluding this impairment charge, the second quarter 2008 diluted earnings per share were $0.38 compared to $0.39 in the second quarter of 2007, and in the six months ended June 30, 2008 were $0.78 compared to $0.75 in the six months ended June 30, 2007. The following table has been inserted to show the effects of the impairment charge on core operating earnings.

Core Earnings

(A non-GAAP measure of income from customary business activities)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$1,804	$2,627	$4,464	$5,000
Add: Impairment charge on investment (net of tax)	723	—	723	—

Core earnings	$2,527	$2,627	$5,187	$5,000

Non-interest expense	$8,286	$7,176	$15,256	$14,362

Deduct: Impairment charge on investment	1,112	—	1,112	—

Core non-interest expense	$7,174	$7,176	$14,144	$14,362

Diluted earnings per share:
GAAP earnings	$0.27	$0.39	$0.67	$0.75
Core earnings	$0.38	$0.39	$0.78	$0.75
Return on average equity:
GAAP earnings	8.15%	12.76%	10.20%	12.35%
Core earnings	11.42%	12.76%	11.85%	12.35%
Efficiency ratio:
GAAP earnings	71.05%	63.33%	66.41%	64.51%
Core earnings	61.51%	63.33%	61.57%	64.51%

For the quarter ended June 30, 2008, return on average equity was 8.15% (core return on average equity was 11.42%) compared to 12.76% for the quarter ended June 30, 2007. The Company’s capital position remains strong at 9.68% of total assets as of June 30, 2008, a substantial increase from 9.01% at June 30, 2007. Average equity for the quarter ended June 30, 2008 increased to $88.7 million from $82.6 million for the quarter ended June 30, 2007. For the six months ended June 30, 2008, the Company’s return on average equity was 10.20% (core return on average equity was 11.85%) compared to 12.35% for the six months ended June 30, 2007.

The Company’s total assets decreased $4.1 million, or 0.5%, to $901.5 million at June 30, 2008 from $905.6 million at June 30, 2007. Since December 31, 2007, total assets have increased $15.4 million or 1.7%. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $6.8 million, or 0.9%, to $786.3 million at June 30, 2008 from $779.6 million at June 30, 2007. Since December 31, 2007 net loans have increased $17.4 million or 2.3%. Deposits increased year over year $30.2 million, or 3.9%, to $801.0 million at June 30, 2008 from $770.8 million at June 30, 2007. Since December 31, 2007 deposits have increased $24.7 million, or 3.2%.

Net interest income before provision for loan losses was $9,389,000 for the quarter ended June 30, 2008 compared to $9,102,000 for the quarter ended June 30, 2007, an increase of 3.2%. For the six months ended June 30, 2008, net interest income before provision for loan losses was $18,453,000 compared to $18,000,000 for the six months ended June 30, 2007, an increase of 2.5%.

The net interest margin (net interest income divided by average earning assets) was 4.56% for the quarter ended June 30, 2008 compared to 4.44% for the quarter ended March 31, 2008 and 4.50% for the quarter ended June 30, 2007.

Nonperforming assets at June 30, 2008 were $8,456,000, or 0.94% of total assets, an increase of $6,851,000 from $1,605,000, or 0.18% of total assets, at June 30, 2007 and an increase of $7,266,000 from $1,190,000, or 0.13% of total assets, at December 31, 2007. The increase in nonperforming assets is due primarily to construction loans to two borrowers totaling $6.8 million. The Company’s nonperforming assets to total assets ratio of 0.94% at June 30, 2008 is 86 basis points lower than the March 31, 2008 average ratio of 1.80% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company.

The loan loss provision in the second quarter of 2008 of $710,000 was up $530,000 from $180,000 in the second quarter of last year. The Company had net charge-offs in the second quarter of 2008 of $156,000 versus $34,000 in the second quarter of 2007 and net charge-offs of $200,000 for the first six months of this year versus $233,000 for the same period last year. Loan loss reserves as a percent of total loans increased to 1.41% at June 30, 2008 from 1.30% at June 30, 2007 and 1.33% at December 31, 2007. The increase in the loan loss reserves was due to management’s assessment of the increased risk in the loan portfolio due to the current economic environment as well as increases in nonperforming loans.

Non-interest income was $2,274,000 for the quarter ended June 30, 2008 compared to $2,229,000 for the quarter ended June 30, 2007, an increase of 2.0%. For the six months ended June 30, 2008, non-interest income was $4,520,000 compared to $4,262,000 for the same period in 2007, an increase of 6.1%. The increases for both the three and six month periods are the result of gain on sale of loans, service charges on deposits and merchant visa income.

Non-interest expense was $8,286,000 for the quarter ended June 30, 2008 compared to $7,176,000 for the quarter ended June 30, 2007, an increase of 15.5%. For the six months ended June 30, 2008, non-interest expense was $15,256,000 compared to $14,362,000 for the same period in 2007, an increase of 6.2%. The increases for both the three and six month periods are the result of the $1.11 million impairment charge on investment. Excluding the impairment charge on investment, for the three and six months ended June 30, 2008 and 2007, non-interest expense decreased $2,000 and $218,000, respectively. The Company’s efficiency ratio increased to 71.05% for the quarter ended June 30, 2008 from 61.63% for the quarter ended March 31, 2008 and from 63.33% for the quarter ended June 30, 2007. The efficiency ratio increased to 66.41% for the six months ended June 30, 2008 from 64.51% for the six months ended June 30, 2007. For the three and six months ended June 30, 2008, excluding the effects of the impairment charge on investment, the efficiency ratios are 61.51% and 61.57%, respectively.

Brian L. Vance, President and Chief Executive Officer commented, “As indicated in a July 11, 2008 press release, our second quarter earnings were impacted by an impairment charge taken in relation to a long-held, non-subprime mortgage fund. After adjusting for this charge, we were pleased with our overall core operating results for the second quarter. Adjusting for the fund impairment charge, our net earnings were in line with expectations. We are exercising the right to exchange the fund shares for the underlying securities in the fund and, in our opinion, it is possible those securities will improve in value at some point in the future which would allow us to recover some of this impairment charge.”

“As a company we continue to focus on the fundamentals of community banking: excellent liquidity, strong capital, good credit quality and consistently stable earnings. With our current volatile market environment, liquidity is critically important. Our liquidity is one of the strongest of all our peers. As of June 30, we had total borrowings of only $6.9 million, no brokered CD’s and no trust preferred debt. Our total risk weighted capital as of June 30 was 10.8%, comfortably above the 10% level that banking regulators consider “well capitalized” and our total equity has shown steady growth for the past 3 years.”

“Credit quality is the fundamental core of our corporate culture,” Mr. Vance continued. “There is no question that our credit quality will be tested over the next year or so. As a company we have worked hard to maintain a balanced loan portfolio across all loan types and to resist what we consider over-exposure in construction loans that many of our peers have. Currently, we have approximately 14.8% of our total loans in construction, one of the lowest exposures of all peer banks in the Northwest. And in the area of greatest risk, 1-4 family residential construction, our exposure is now down to 9.0%. However, as we have previously communicated, even with this relatively low construction exposure, we are not immune to the difficulties in the housing sector as evidenced by the increase in our non-performing assets. Barring unforeseen improvements in the housing sector, we can likely expect our non-performing loans to continue at high levels.”

“While our total net earnings were impacted by the impairment charge, we believe our core earnings were solid. Our net interest margin actually increased this quarter over prior year quarter and both our non-interest expense and non-interest income once again improved from the first quarter of this year as well as from last year’s second quarter.” Mr. Vance concluded, “We have built a fundamentally solid community bank with strong overall performance, and with our strong liquidity, capital and earnings, we are well positioned to take advantage of the opportunities that will exist once this current volatility subsides.”

On June 24, 2008, the Company’s Board of Directors declared a dividend of 21.0 cents per share payable on July 30, 2008 to shareholders of record on July 15, 2008. This is the forty-second consecutive quarterly dividend to be paid. Potential payment of dividends are reviewed quarterly by the Board of Directors based on various factors including income and capital positions.

The Company will hold a telephone conference call to discuss this earnings release on July 23, 2008 at 11:00 am PDT. To access the call, please dial (800) 230-1092 a few minutes prior to 11:00 am PDT. The call will be available for replay ending August 6 by dialing (800) 475-6701 — access code 952895.

In other news, Heritage President and CEO, Brian L. Vance is scheduled to present at the Keefe Bruyette & Woods Ninth Annual Community Bank Investor Conference, taking place at the Waldorf-Astoria Hotel in New York on July 29th and 30th.

Mr. Vance is scheduled to present on Wednesday, July 30th at 4:30 p.m. EDT. There will be a live web cast including audio and presentation slides. Interested parties can access the presentation online through the Keefe Bruyette & Woods website - www.kbw.com. A replay of the web cast will be archived on the website for approximately sixty days after the conference.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the South Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full- service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	June 30, 2008	December 31, 2007	June 30, 2007
Loans held for sale	$160	$447	$380
Loans receivable	797,591	779,319	789,813
Allowance for loan losses	(11,244)	(10,374)	(10,232)
Net loans	786,347	768,945	779,581
Fed funds sold	—	—	4,600
Investment securities and interest earning deposits	40,044	45,612	44,510
Goodwill and other intangible assets	13,475	13,514	13,627
Other assets	61,455	57,537	62,888

Total assets	$901,481	$886,055	$905,586

Deposits	$800,989	$776,280	$770,801
Borrowings	6,927	16,941	44,337
Other liabilities	6,270	7,867	8,878
Stockholders’ equity	87,295	84,967	81,570

Total liabilities and equity	$901,481	$886,055	$905,586

Other Data
At year end:
Nonaccrual loans	$7,791	$1,021	$1,605
Real estate and other assets owned	665	169	—

Nonperforming assets	$8,456	$1,190	$1,605

Allowance for loan losses to:
Loans	1.41%	1.33%	1.30%
Nonperforming loans	144.31%	1,016.06%	637.51%
Nonperforming assets to total assets	0.94%	0.13%	0.18%
Equity to assets ratio	9.68%	9.59%	9.01%
Book value per share	$13.05	$12.79	$12.29
Tangible book value per share	$11.03	$10.76	$10.23

AVERAGE BALANCES	Quarter Ended
	June 30, 2008	December 31, 2007	June 30, 2007
Average assets	$884,062	$883,948	$868,499
Average earning assets	827,398	825,720	810,944
Average total loans	790,754	791,685	777,319
Average deposits	781,018	779,087	742,586
Average equity	88,747	85,555	82,550
Average tangible equity	75,260	71,982	68,910

	Six Months Ended
	June 30, 2008	June 30, 2007
Average assets	$880,727	$856,515
Average earning assets	823,890	798,293
Average total loans	784,287	763,764
Average deposits	778,262	735,193
Average equity	87,995	81,634
Average tangible equity	74,498	67,985

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Quarter Ended June 30, 2008	Quarter Ended March 31, 2008	Three Month % Change	Quarter Ended June 30, 2007	Year Over Year % Change
Interest income	$13,976	$14,701	-4.9%	$15,627	-10.6%
Interest expense	4,587	5,637	-18.6%	6,525	-29.7%

Net interest income	9,389	9,064	3.6%	9,102	3.2%
Provision for loan losses	710	360	97.2%	180	294.4%
Non-interest income	2,274	2,246	1.3%	2,229	2.0%
Non-interest expense (3)	8,286	6,970	18.9%	7,176	15.5%

Income before income taxes	2,667	3,980	-33.0%	3,975	-32.9%
Federal income tax	863	1,320	-34.6%	1,348	-36.0%

Net income	$1,804	$2,660	-32.2%	$2,627	-31.3%

Earnings per share:
Basic	$0.27	$0.40	-32.5%	$0.40	-32.5%
Diluted	$0.27	$0.40	-32.5%	$0.39	-30.8%
Performance Ratios (1):
Net interest margin	4.56%	4.44%		4.50%
Efficiency ratio (2)	71.05%	61.63%		63.33%
Return on average assets	0.82%	1.22%		1.21%
Return on average equity	8.15%	12.26%		12.76%
Weighted Average Common Shares Outstanding:
Basic	6,598,888	6,587,551		6,576,751
Diluted	6,645,380	6,640,054		6,681,694

(1)	Ratios are calculated on an annualized basis.

(2)	Non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income.

(3)	Non-interest expense for the quarter ended June 30, 2008 includes a $1.11 million impairment charge on investment

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Six Months Ended
	June 30, 2008	June 30, 2007	% Change
1.1.1.A Income Statement
Interest income	$28,677	$30,552	-6.1%
Interest expense	10,224	12,552	-18.6%

Net interest income	18,453	18,000	2.5%
Provision for loan losses	1,070	360	197.2%
Non-interest income	4,520	4,262	6.1%
Non-interest expense (3)	15,256	14,362	6.2%

Income before income taxes	6,647	7,540	-11.8%
Federal income tax	2,183	2,540	-14.1%

Net income	$4,464	$5,000	-10.7%

Earnings per share:
Basic	$0.68	$0.76	-10.5%
Diluted	$0.67	$0.75	-10.7%
Performance Ratios (1):
Net interest margin	4.50%	4.55%
Efficiency ratio (2)	66.41%	64.51%
Return on average assets	1.02%	1.18%
Return on average equity	10.20%	12.35%
Weighted Average Common Shares Outstanding:
Basic	6,593,220	6,541,234
Diluted	6,642,262	6,679,784

(1)	Ratios are calculated on an annualized basis.

(2)	Non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income.

(3)	Non-interest expense for the six months ended June 30, 2008 includes a $1.11 million impairment charge on investment